EXHIBIT 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com Traded: Nasdaq “LACO”

FOR FURTHER INFORMATION CONTACT:

Timothy J. Cope 952-449-7030

FOR IMMEDIATE RELEASE:
Monday, January 3, 2005

LAKES ENTERTAINMENT, INC. SIGNS CONSULTING AGREEMENT
AND MANAGEMENT AGREEMENT WITH THE KICKAPOO
TRADITIONAL TRIBE OF TEXAS

Minneapolis, January 3, 2005 – Lakes Entertainment, Inc. (Nasdaq “LACO”) announced today that it has signed a consulting agreement and a management contract with the Kickapoo Traditional Tribe of Texas.

The Tribe recently opened the expanded Lucky Eagle Casino in Eagle Pass, Texas located approximately 140 miles southwest of San Antonio. The casino currently consists of approximately 1,000 Class II type gaming devices, a variety of Class II table games including poker, two restaurant outlets and a multi-functional outlet that seats over 2,000 customers.

Lyle Berman, Chairman and CEO of Lakes commented, “The Kickapoo Traditional Tribe have created a tremendous opportunity for themselves with the gaming facility they have opened. We look forward to creating an even better destination resort that will provide an exciting and first class experience for the casino guests. Initial plans include expanding the casino space to include approximately 2,000 Class II type gaming devices, a new buffet restaurant with approximately 400 seats, a new steakhouse restaurant and the development of a new road for better access to the casino site. Additional plans would eventually include approximately 400 hotel rooms, a child care and kids arcade facility, additional restaurants, a new event and entertainment center, golf course, water park and travel plaza.” Berman continued, “ We appreciate the help of Kevin Kean who introduced our company to the Tribe”

Chairman Juan Garza, Jr. of the Traditional Council stated, “We look forward to a long term relationship with Lakes. Through their assistance with our casino resort project our Tribal members will be able to realize new and greater benefits for themselves and the community in which they live.”

For its consulting and development services, Lakes will receive a one time development fee equal to two million dollars ($2,000,000) and twelve percent (12%) of any adjusted gross revenue in excess of thirty million dollars ($30,000,000) per year for a period of seven (7) years, subject to regulatory approval. These fees will be earned but not paid to Lakes during the first twelve (12) months of the agreement. In the event the NIGC approves the management contract between Lakes and the Tribe within the first twelve (12) months, Lakes will waive the consulting and development fees described above and will only operate and be paid under the approved management agreement. The management agreement shall continue for a term of seven (7) years from the first day that Lakes is able to commence management of the gaming operations under all legal and regulatory requirements. As compensation for Lakes’ management services, Lakes shall receive approximately thirty percent (30%) of total net profits in excess of twelve million dollars ($12,000,000) for each twelve (12) month period, subject to regulatory approval.

Tim Cope, President of Lakes indicated, “We look forward to being able to immediately help the Tribe by providing them advice on their new development plans. As soon as our management agreement is approved by the NIGC, we will be able to provide additional help to the Tribe by assuming management of the casino operations utilizing our gaming experience and expertise in a variety of ways.”

Lakes Entertainment, Inc. currently has development and management agreements with three separate Tribes for one new casino operation in Michigan and two in California. Lakes also has agreements for the development of an additional casino on Indian-owned land in California through a joint venture with MRD Gaming, which is currently being disputed by the Tribe. Additionally, the Company owns approximately 64% of WPT Enterprises, Inc. (Nasdaq “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour television series, the licensing and sale of branded products and the sale of corporate sponsorships.

Lakes Entertainment, Inc. common shares are traded on the Nasdaq National Market under the trading symbol “LACO”.

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management contracts; continued indemnification obligations to Grand Casinos; highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPT shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPT common stock. There are also risks and uncertainties relating to WPT that may have a material effect on the Company’s consolidated results of operations or the market value of the WPT shares held by the Company, including WPT’s significant dependence on the Travel Channel as a source of revenue; the potential that WPT’s television programming will fail to maintain a sufficient audience; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPT’s television programming; the risk that WPT may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPT’s relationships with key licensing and strategic partners; and WPT’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.